UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
April 16, 2010

GARTNER, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-14443	04-3099750
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
P.O. Box 10212
56 Top Gallant Road
Stamford, CT 06904-2212
(Address of Principal Executive Offices, including Zip Code)
(203) 316-1111
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
     On April 16, 2010, Gartner, Inc. (“Gartner”) entered into an Amended and Restated Lease with Soundview Farms, LLC relating to its Stamford headquarters facility (the “2010 Lease”). Pursuant to the 2010 Lease, the landlord has agreed to provide up to $25 million to be used to renovate the three buildings (containing an aggregate of approximately 218,000 square feet) and the parking areas comprising the facility. The rental (on a per building basis) is $15 per square foot from the date of the 2010 Lease until the commencement of construction; $10.50 per square foot during construction; and $21.50 per square foot from the date of completion to the end of the lease term. If construction is not completed by June 1, 2012 (subject to construction delays not to exceed six months), the rental is $21.50 per square foot. The 2010 Lease provides for a term of fifteen years after the earlier to occur of (i) completion of all tenant improvements or (ii) June 1, 2012 (subject to construction delays not to exceed six months). The 2010 Lease also grants Gartner three options to renew at fair market value for five years each, and an option to purchase at fair market value.
     The foregoing description of the 2010 Lease is qualified in its entirety by reference to the Amended and Restated Lease between Gartner, Inc. and Soundview Farms, LLC, a copy of which will be filed as an exhibit to Gartner’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 pursuant to Regulation S-K, Item 601(a)(4).
ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION
See Item 1.01

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gartner, Inc.
Date: April 16, 2010	By:	/s/ Christopher J. Lafond
Christopher J. Lafond
Executive Vice President, Chief Financial Officer